Exhibit 99.1

Conference Call:	Today, February 5, 2013 at 5:00 p.m. ET
Dial-in numbers:	(303) 223-2680 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See text of the release

MAD CATZ FISCAL 2013 THIRD QUARTER EPS IMPROVES TO $0.05 COMPARED TO PRIOR YEAR EPS OF $0.02

Continued International Success Drives 11% Year-to-Date Sales Growth

San Diego, CA – February 5, 2013 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), today announced financial results for its third fiscal quarter ended December 31, 2012.

For the quarter ended December 31, 2012, the Company generated net sales of $45.0 million, a decrease of 3% from net sales of $46.2 million in the prior year quarter. Gross profit increased 15% to $12.9 million, from $11.2 million in the prior year quarter, while gross profit margin improved to 29% from 24% a year ago. Total operating expenses in the fiscal 2013 third quarter were $8.8 million, down 3% from $9.0 million in the prior year quarter, leading to operating income of $4.1 million, a $1.9 million improvement from the $2.2 million recorded in the prior year quarter. Foreign exchange gain was less than $0.1 million, compared to a loss of $0.5 million in the prior year quarter. Reflecting income tax expense of $1.1 million, the Company recorded net income of $3.1 million, or $0.05 per diluted share, in the fiscal 2013 third quarter, compared to $1.5 million, or $0.02 per diluted share, in the prior year quarter.

Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization and change in fair value of warrant liability), was $4.9 million in the fiscal 2013 third quarter, compared to $2.5 million a year ago. Adjusted net income and adjusted income per share, which exclude the impact of amortization of intangibles, stock-based compensation, change in warrant liability and goodwill impairment (if any), were $3.2 million and $0.05, respectively, versus adjusted net income and adjusted income per share of $1.7 million and $0.03, respectively, in the prior year quarter. A reconciliation of Adjusted EBITDA, adjusted net income and adjusted income per share to the Company’s net income and net income per share is included in the financial tables accompanying this release.

In the nine months ended December 31, 2012, the Company generated net sales of $98.1 million, an increase of 11% from net sales of $88.4 million in the prior year period. Year to date, gross profit increased 25% to $28.2 million, from $22.6 million in the prior year period, while gross profit margin improved to 29% from 26% a year ago. Total operating expenses in the nine months ended December 31, 2012, were $25.2 million, down 6% from $26.9 million in the prior year period, leading to operating income of $3.0 million, compared to an operating loss of $4.3 million in the prior year period. Foreign exchange gain was less than $0.1 million,

Mad Catz Interactive, Inc. 2/5/13	Page 2

compared to a loss of $0.3 million in the prior year period. Reflecting income tax expense of $1.7 million, the Company recorded net income of $1.0 million, or $0.01 per diluted share, in the nine months ended December 31, 2012, compared to a net loss of $2.4 million, or $0.04 per diluted share, in the prior year period.

Adjusted EBITDA was $5.4 million in the nine months ended December 31, 2012, compared to a loss of $2.1 million in the prior year period. Adjusted net income and adjusted income per share were $1.8 million and $0.03, respectively, versus adjusted net loss and adjusted loss per share of $4.4 million and $0.07, respectively, in the prior year quarter.

Summary of Fiscal 2013 Third Quarter Key Metrics:

•	Fiscal 2013 third quarter net sales decreased 3% from the prior year quarter to $45.0 million:

•	North American net sales decreased 13% to $19.1 million, representing 42% of net sales;

•	European net sales increased 2% to $23.2 million, representing 52% of net sales; and,

•	Net sales to other countries increased 78% to $2.8 million, representing 6% of net sales.

•	Gross sales by platform:

•	Xbox 360™ products accounted for 33% of total gross sales, versus 35% in the prior year quarter;

•	PC and Mac products accounted for 30% of total gross sales, versus 26% in the prior year quarter;

•	PlayStation 3 products accounted for 7% of total gross sales, versus 5% in the prior year quarter;

•	Wii-U and Wii products accounted for 2% of total gross sales, versus 3% in the prior year quarter;

•	Handheld platform products accounted for less than 1% of total gross sales, versus 2% in the prior year quarter; and,

•	All other platforms accounted for 28% of total gross sales, versus 29% in the prior quarter.

•	Gross sales by category:

•	Audio products accounted for 54% of total gross sales, versus 39% in the prior year quarter;

•	PC and Mac input device products accounted for 19% of total gross sales, versus 13% in the prior year quarter;

•	Specialty controllers accounted for 13% of total gross sales, versus 24% in the prior year quarter;

•	Accessories accounted for 7% of total gross sales, versus 9% in the prior year quarter;

•	Controllers accounted for 5% of total gross sales, versus 9% in the prior year quarter; and,

•	Game products accounted for 2% of total gross sales, versus 6% in the prior year quarter.

Mad Catz Interactive, Inc. 2/5/13	Page 3

•	Gross sales by brand:

•	Tritton products accounted for 50% of total gross sales, versus 34% in the prior year quarter;

•	Mad Catz products accounted for 41% of total gross sales, versus 53% in the prior year quarter;

•	Saitek products accounted for 8% of total gross sales, versus 10% in the prior year quarter; and,

•	Other branded products accounted for 1% of total gross sales, versus 3% in the prior year quarter.

•	Reported net position of bank loan less cash at December 31, 2012, of $13.5 million, compared to $15.5 million as of December 31, 2011, and $14.2 million at March 31, 2012.

Highlights of New Products Shipped in Fiscal 2013 Third Quarter and Subsequent:

•	Halo 4 licensed versions of the Warhead and Trigger headsets for Xbox 360;

•	Mad Catz S.T.R.I.K.E. 5™ gaming keyboard for PC and Mac;

•	Tritton Kunai headsets for the WiiU, 3DS and DSi; and,

•	Combat Pilot, a new multi-player flight simulation experience.

Highlights of Upcoming Product Launches:

•	R.A.T.M mobile gaming mouse for PC, Mac and smart devices ;

•	F.R.E.Q.M headset for PC, Mac and smart devices;

•	M.O.U.S.[9] wireless mouse for PC, Mac and smart devices; and

•	C.T.R.L.R wireless gamepad for smart devices.

Key Developments in Fiscal 2013 Third Quarter and Subsequent:

•	Announced GameSmart™ technology initiative for smart devices.

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “Three years ago, we made a strategic decision to shift our focus towards high-value products designed for passionate, hard core gaming consumers. Though this major transition is still on-going, we have now reached an inflection point in which growth in our targeted product categories is surpassing the decline in the sales of our legacy products.

“Net sales during the holiday period declined 3% with the continuing growth in Europe, Canada and Asia-Pacific offset by a decline in sales in the United States. In the third quarter of fiscal 2013 sales of PC and Mac input device products, predominately gaming mice and keyboards, grew 40% and accounted for 19% of sales. Sales of audio products grew 33% and accounted for 54% of sales.

“On a year to date basis net sales grew by 11% with European net sales up 15%, Asia Pacific up 126% Canada up 44%, and the United States down 4%. Year to date, sales of PC and Mac input device products grew 52% and accounted for 20% of sales. Sales of audio products grew 33% and accounted for 48% of sales. With 68% of our business growing at over 30% on a

Mad Catz Interactive, Inc. 2/5/13	Page 4

year over year basis, we are confident that the strategy to reposition the Company is taking effect, despite the on-going cautious consumer environment and challenging industry trends.

“We also believe that our growing portfolio of premium products have much longer life spans and offer the best path forward as the video game industry reaches a transition with many casual gamers migrating to mobile gaming, leaving hard core gamers who demand superior products. We realize that increased sales of our premium products are needed and we are committed to increasing our sales and marketing efforts to expand awareness of these products, while keeping a sharp eye on operating expenses.

“In addition to our focus on creating aspirational products, we continue to expand our geographic footprint by building a worldwide sales and marketing team. As the Internet allows for increased worldwide on-line competition, the Company is committed to positioning itself as a leading provider of products that optimize the passionate video gamer’s performance on a global basis.

“For example, we continue to invest in sales and marketing in the Asia Pacific region and are starting to realize the benefits of that investment through our expanded geographic footprint. Sales to Other Countries accounted for 2% of net sales in fiscal 2011, 5% of sales in fiscal 2012, and 7% of sales in the first three quarters of fiscal 2013.

“We are also excited about the GameSmart initiative announced earlier this month. GameSmart aims to enable core gaming on smart devices, equivalent to the console living room or PC gaming experience. We’re committed to adding smart device compatibility to our core gaming products wherever practical and to playing a pivotal role in bringing core gaming to smart devices. We are excited about this new initiative and believe it fits with our long-term strategy of designing innovative products for passionate gamers.

Mr. Richardson concluded, “Looking ahead, we have a range of exciting initiatives that should benefit calendar 2013 and beyond. Our expanding line of products for passionate consumers is going into wide distribution in many parts of the world aided by our expanding global distribution footprint. The launch of the WiiU marked the first of a new generation of consoles that we believe will provide additional product opportunities. We intend to increase marketing and awareness efforts for our universally acclaimed audio products and R.A.T. PC and Mac products and plan to further fill out the PC and Mac product range. We intend to continue targeting software opportunities that pose manageable downside risk by complementing our hardware initiatives. We are also committed to supporting the professional gaming community through the development of products that live up to their exacting demands.”

The Company will host a conference call and simultaneous webcast on February 5, 2013, at 5:00 p.m. ET, which can be accessed by dialing (303) 223-2680. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “About Us/Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21647758) or, for International callers, at (402) 977-9140.

Mad Catz Interactive, Inc. 2/5/13	Page 5

About Mad Catz

Mad Catz Interactive, Inc. (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming),Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

Social Media

Safe Harbor

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; the continuing impact of current economic conditions or a further downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Contact:

Allyson Evans, CFO	Joseph Jaffoni, Norberto Aja, James Leahy
Mad Catz Interactive, Inc.	JCIR
(619) 683-9830	(212) 835-8500 or mcz@jcir.com

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Mad Catz Interactive, Inc. 2/5/13	Page 6

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Net sales	$45,019	$46,188	$98,056	$88,402
Cost of sales	32,116	34,954	69,891	65,792

Gross profit	12,903	11,234	28,165	22,610
Operating expenses:
Sales and marketing	4,084	4,455	11,323	11,467
General and administrative	3,042	2,832	8,818	9,433
Research and development	1,080	1,285	3,318	4,476
Acquisition related items	320	187	1,044	779
Amortization of intangible assets	233	235	698	721

Total operating expenses	8,759	8,994	25,201	26,876

Operating income (loss)	4,144	2,240	2,964	(4,266)
Interest expense, net	(227)	(371)	(747)	(818)
Foreign exchange gain (loss), net	5	(536)	11	(338)
Change in fair value of warrant liability	273	162	343	2,696
Other income	31	7	108	39

Income (loss) before income taxes	4,226	1,502	2,679	(2,687)
Income tax expense (benefit)	1,099	(32)	1,719	(251)

Net income (loss)	$3,127	$1,534	$960	$(2,436)

Basic net income (loss) per share	$0.05	$0.02	$0.02	$(0.04)

Diluted net income (loss) per share	$0.05	$0.02	$0.01	$(0.04)

Weighted average shares - basic	63,477,399	63,456,085	63,469,217	62,973,993

Weighted average shares - diluted	64,346,093	64,348,742	64,262,884	62,973,993

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Mad Catz Interactive, Inc. 2/5/13	Page 7

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited in thousands of US$)

	December 31, 2012	March 31, 2012
Assets
Current assets:
Cash	$4,531	$2,474
Accounts receivable, net	28,426	15,278
Other receivables	1,865	1,196
Inventories	28,074	32,521
Deferred tax assets	110	110
Income tax receivable	1,747	1,747
Other current assets	3,599	3,305

	68,352	56,631
Deferred tax assets	435	440
Other assets	471	863
Property and equipment, net	3,293	4,037
Intangible assets, net	3,920	4,626
Goodwill	10,485	10,476

Total assets	$86,956	$77,073

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$18,025	$16,654
Accounts payable	24,033	17,634
Accrued liabilities	7,330	6,401
Contingent consideration, current	1,614	1,600
Income taxes payable	2,096	1,375

Total current liabilities	53,098	43,664
Long term liabilities:
Other long term liabilities	140	211
Deferred tax liabilities	245	245
Contingent consideration	2,206	2,769
Warrant liability	350	693

Total liabilities	56,039	47,582
Shareholders’ equity:
Common stock	59,965	59,432
Other comprehensive loss	(1,685)	(1,618)
Accumulated deficit	(27,363)	(28,323)

Total shareholders’ equity	30,917	29,491

Total liabilities and shareholders’ equity	$86,956	$77,073

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Mad Catz Interactive, Inc. 2/5/13	Page 8

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales were generated in the following geographic regions:

	Three months ended December 31,		Nine months ended December 31,
	2012	2011	2012	2011
Net sales:
United States	$17,074	$20,650	$39,257	$40,760
Europe	23,164	22,781	47,930	41,849
Canada	1,986	1,189	3,885	2,701
Other countries	2,795	1,568	6,984	3,092

	$45,019	$46,188	$98,056	$88,402

Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Pre-tax income (loss)	$4,226	$1,502	$2,679	$(2,687)
Amortization of intangible assets	233	236	698	721
Change in fair value of warrant liability	(273)	(162)	(343)	(2,696)
Stock-based compensation cost	141	189	525	468

Adjusted pre-tax income (loss)*	4,327	1,765	3,559	(4,194)

Adjusted provision for income taxes (at effective rate)	1,090	(59)	1,787	(203)

Adjusted net income (loss)*	$3,237	$1,824	$1,772	$(3,991)

Adjusted diluted earnings (loss) per share*	$0.05	$0.03	$0.03	$(0.06)

*	Adjusted net income and adjusted diluted loss per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation, amortization of intangibles and goodwill impairment, and change in fair value of warrant liability, also facilitate comparisons of the Company’s performance to prior periods.

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Mad Catz Interactive, Inc. 2/5/13	Page 9

EBITDA and Adjusted EBITDA Reconciliation (non GAAP)

	Three months ended December 31,		Nine months ended December 31,
	2012	2011	2012	2011
Net income (loss)	$3,127	$1,534	$960	$(2,436)
Adjustments:
Interest expense	227	371	747	818
Income tax expense (benefit)	1,099	(32)	1,719	(251)
Depreciation and amortization	740	798	2,304	2,431

EBITDA	5,193	2,671	5,730	562

Change in fair value of warrant liability	(273)	(162)	(343)	(2,696)

Adjusted EBITDA (loss)	$4,920	$2,509	$5,387	$(2,134)

EBITDA, a non-GAAP financial measure, represents net income or loss before interest, taxes, depreciation and amortization. To address the Warrants issued in the first quarter of fiscal 2012 and the resulting gain/loss on the change in the related warrant liability, we have excluded this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated EBITDA. Adjusted EBITDA represents net loss plus interest, taxes, depreciation and amortization and change in fair value of warrant liability. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender.

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